Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) is entered into as of January 30, 2015, by and between EAST WEST BANK (“Bank”) and CAREDX, INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower as and when due under this Agreement or any other Loan Document, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Loan; Draws. Subject to and upon the terms and conditions of this Agreement, Bank shall make advances to Borrower in an aggregate principal amount not to exceed Twenty Million Dollars ($20,000,000.00), which shall be advanced to Borrower as follows:

(i) On the Closing Date, Bank shall advance to Borrower an amount equal to Sixteen Million Dollars ($16,000,000.00) (“Draw A”); and

(ii) During the Draw B Period, Bank shall advance to Borrower an amount equal to Four Million Dollars ($4,000,000.00) (“Draw B” and together with Draw A, each a “Draw” and collectively, the “Draws”), provided that on the Funding Date of Draw B, Borrower has achieved, measured on a trailing six (6) month basis as of the month most recently ended, at least eighty percent (80%) of its net product revenue plan (as set forth in its projections most recently delivered to and accepted by Bank).

(iii) Interest shall accrue from the date each Draw is made at the rate specified in Section 2.3(a), and shall be payable in accordance with Section 2.3(c). The Draws shall be repaid in (i) if the Amortization Date is January 1, 2016, thirty six (36) or (ii) if the Amortization Date is July 1, 2016, thirty (30), equal monthly installments of principal plus accrued but unpaid interest, commencing on the Amortization Date and continuing on the same day of each month thereafter through the Maturity Date, at which time all amounts owing under this Section 2.1(b) shall be immediately due and payable. The Draws, once repaid, may not be reborrowed. Borrower may prepay the Draws without penalty or premium.

(iv) Prepayment.

a) Voluntary Prepayment. So long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all or any portion of the Draws advanced by Bank under this Agreement, provided (i) Borrower delivers written notice to Bank of its election to prepay the Draws at least ten (10) Business Days prior to such prepayment, (ii) Borrower pays, on the date of such prepayment, (a) all outstanding principal with respect to the amounts being prepaid, plus accrued but unpaid interest, plus (b) all other sums, including Bank Expenses, if any, that shall have become due and payable, and (iii) such prepayment is in an amount that is either (X) at least Five Hundred Thousand Dollars ($500,000.00) or in increments of One Hundred Thousand Dollars ($100,000.00) in excess thereof or (Y) the remaining balance of all Obligations. Prepayments shall not reduce the equal monthly installments of principal being repaid pursuant to Section 2.1(b).

b) Mandatory Prepayment Upon an Acceleration. If the Draws are accelerated following the occurrence and continuance of an Event of Default or otherwise, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal with respect to the Draws, plus accrued but unpaid interest, plus (ii) all other sums, including Bank Expenses, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.2 Intentionally Omitted.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.3(b), the Draws shall bear interest, on the outstanding daily balance thereof, at a floating rate equal to two percent (2.00%) above the Prime Rate.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.00%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments. So long as no Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 p.m. Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. On the Closing Date, a fee equal to One Hundred Sixty Thousand Dollars ($160,000.00), which shall be nonrefundable, and on the Funding Date of Draw B, a fee equal to Forty Thousand Dollars ($40,000.00), which shall be nonrefundable;

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement;

(d) evidence of insurance;

(e) payment of the fees and Bank Expenses then due specified in Section 2.5;

(f) current SOS Reports indicating that except for Permitted Liens and Liens securing the Existing Indebtedness that will be released in connection with the closing of this Agreement in accordance with the terms of the SVB Payoff Letter, there are no other security interests or Liens of record in the Collateral;

(g) current financial statements, including audited statements for Borrower’s 2013 fiscal year, together with an unqualified opinion, company prepared consolidated balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(h) a Warrant in form and substance satisfactory to Bank;

(i) a Perfection Certificate;

(j) a payoff letter from Silicon Valley Bank in respect of the Existing Indebtedness (the “SVB Payoff Letter”);

(k) evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(l) subject to Section 6.6, securities and/or deposit account control agreements with respect to any accounts permitted hereunder to be maintained outside Bank;

(m) an Automatic Debit Authorization; and

(n) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form;

(b) receipt by Bank of an executed Disbursement Letter in the form of Exhibit E attached hereto; and

(c) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.3 Post Closing Conditions. Within thirty (30) days of the Closing Date, Bank shall have received, in form and substance satisfactory to Bank:

(a) a Lessor’s Acknowledgment and Subordination with respect to each of Borrower’s leased locations;

(b) a Bailee Waiver with respect to each third-party location where Borrower maintains any of the Collateral, if required pursuant to Section 7.10; and

(c) evidence of transfer of patents #7691569 and #7604936 from XDX, Inc. to Borrower.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule to the Disclosure Letter and for Permitted Liens which are permitted pursuant to the terms of this Agreement or applicable law to have superior priority, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except in connection with Permitted Liens and Permitted Transfers. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents having a value in excess of One Hundred Thousand Dollars ($100,000.00) that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) if required pursuant to Section 7.10, obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) in accordance with Section 6.6, obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and, if applicable, is licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance by Borrower of the Loan Documents are within Borrower’s corporate powers, have been duly authorized by Borrower, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States except for movable items of personal property such as laptop computers and goods and Inventory in transit in the ordinary course of business in an aggregate value not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00). All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule to the Disclosure Letter, and as permitted pursuant to Section 6.6 of this Agreement, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. Borrower is the sole owner of its Intellectual Property, except for inbound licenses disclosed on the Schedule and licenses granted by Borrower to its customers in the ordinary course of business and over-the-counter software that is commercially available to the public. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents owned by Borrower is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made in writing to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule to the Disclosure Letter, during the five years preceding the date of this Agreement, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof or at such other address as Borrower may notify Bank in writing in accordance with Section 7.2 hereof.

5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule to the Disclosure Letter, there are no actions, suits, litigation or proceedings, at law or in equity, pending against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended (subject, in the case of unaudited financial statements, to normal year-end and quarter-end adjustments and the absence of footnotes). There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) generally as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans of Borrower or such Subsidiary subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances applicable to it except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed by them, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule to the Disclosure Letter, Borrower is not a party to, nor is bound by, any inbound license or other agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, and that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank, when furnished, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS

Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and (if applicable) good standing in its jurisdiction of formation, shall maintain qualification to do business and good standing (if applicable) in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans of Borrower or such Subsidiary subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, in each case, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement and statement of cash flows covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt promptly upon such delivery or availability and all reports on Forms 10-K, 10-Q and 8K filed with the Securities and Exchange Commission promptly upon such filing; (iii) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more; (iv) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (v) as soon as available, but in any event not later than thirty (30) days after Borrower’s fiscal year end or within seven (7) days of board approval, Borrower’s financial and business projections and budget for the immediately following year, detailed on a monthly basis, with evidence of approval thereof by Borrower’s board of directors; provided that, any revisions of such projections approved by Borrower’s board of directors during any fiscal year shall be delivered to Bank no later than seven (7) days after such approval; and (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(a) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank the Transparency and Payment Reports in form and substance reasonably satisfactory to Bank.

(b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank aged listings by invoice date of accounts receivable and accounts payable.

(c) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(d) Promptly but in any event within one (1) Business Day upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(e) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, and the Compliance Certificate, each bearing the physical signature of the Responsible Officer. Documents required to be delivered pursuant to the terms of this Section 6.2 (to the extent any such documents are included in materials filed with the SEC) shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address and notifies Bank in writing of such posting.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than Five Hundred Thousand Dollars ($500,000.00).

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by applicable law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or its Subsidiary, as applicable.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) if an Event of Default has occurred and is continuing, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

6.6 Accounts. Within sixty (60) days after the Closing Date and at all times thereafter, Borrower shall maintain its primary depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s Affiliates (covered by satisfactory control agreements). Any accounts permitted hereunder to be maintained outside Bank shall be subject to control agreements in form and content reasonably acceptable to Bank.

6.7 Financial Covenants.

(a) Performance to Plan - Revenues. Borrower shall at all times maintain, measured monthly on a trailing six (6) month basis for the prior six (6) months most recently ended, net product revenues of at least eighty percent (80%) of the projections that have been approved by Borrower’s Board of Directors and attached to the Schedule to the Disclosure Letter.

(b) Performance to Plan - Expenses. Borrower shall at all times maintain, measured monthly on a trailing six (6) month basis for the prior six (6) months most recently ended, expenses not exceeding twenty percent (20%) of the projections that have been approved by Borrower’s Board of Directors and attached to the Schedule to the Disclosure Letter.

Bank reserves the right to change and/or reset the foregoing financial covenants beginning in 2016 and beyond upon Bank’s receipt of the projections required to be delivered by Borrower in connection with Section 6.2 hereof.

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall, on a quarterly basis, give Bank written notice of any applications (only if requested by Bank) or registrations of intellectual property rights filed with the United States Patent and Trademark Office and United States Copyright Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall, on a quarterly basis, give Bank written notice of the filing of any applications (only if requested by Bank) or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(d) Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

6.9 Consent of Inbound Licensors. Promptly after entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts as Bank may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B hereto), and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (whether foreign or domestic).

6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6 of this Agreement, move cash balances of Borrower on deposit with Bank to accounts opened at another financial institution, in each case, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Bank; dismiss or replace its chief executive officer or chief financial officer without notification within five (5) days to Bank or fail to have a chief executive officer or chief financial officer for longer than ninety (90) days; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Except for Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or consummate any agreement to do any of the same.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees, employees, directors, officers or consultants pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees, employees, directors, officers or consultants pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such employees, former employees, officers, directors or consultants to Borrower, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year and so long as no Event of Default exists at the time of such repurchase or would exist after giving effect to such repurchase, (iii) pay dividends solely in equity securities, (iv) convert any of its convertible securities (including warrants) into other securities pursuant to the terms of such convertible securities, (v) make cash payments solely in lieu of the issuance of fractional shares, (vi) distribute securities to employees, former employees, officers or directors on the exercise of their options and (vii) other dividends, distributions, redemptions, retirements or repurchases in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000.00) per year.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or, in accordance with Section 6.6, maintain or invest any of its deposit accounts or investment accounts with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person,(ii) employment or compensation arrangements and employee benefit plans approved by Borrower’s Board of Directors and entered into in the ordinary course of Borrower’s business, and (iii) transactions between Borrower and any of its Subsidiaries or between or among Subsidiaries permitted under this Agreement.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision adversely affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment of a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business, movable items or personal property such as laptop computers in an aggregate value not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9 or 6.10 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.5 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within five (5) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000.00) or that would reasonably be expected to have a Material Adverse Effect;

8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9 Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any Subsidiary and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree).

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	CareDx, Inc.
3260 Bayshore Boulevard
Brisbane, CA 94005
Attn: Ken Ludlum
FAX: (415) 287-2459
Email: kludlum@caredxinc.com

with a copy to:	CareDx, Inc.
3260 Bayshore Boulevard
Brisbane, CA 94005
Attn: General Counsel
Email: mmeyer@caredxinc.com

If to Bank:	East West Bank

2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Attn: Linda LeBeau, Managing Director
FAX: (408) 588-9688

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents (each, an “Indemnified Person”) against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.6 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans so long as prior to such disclosure such prospective transferees or purchasers have agreed to confidentiality terms similar in scope and content to those contained in this

Section, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CAREDX, INC.

By:	/s/ Kenneth Ludlum
Name:	Kenneth E. Ludlum
Title:	Chief Financial Officer

EAST WEST BANK

By:	/s/ Linda Le Beau
Name:	Linda S. Le Beau
Title:	Managing Director, Life Sciences

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Amortization Date” means January 1, 2016, provided, however, if on December 31, 2015, Borrower has achieved, measured on a trailing six (6) month basis, at least eighty percent (80%) of its net product revenue plan (as set forth in its projections most recently delivered to and accepted by Bank), such date shall be July 1, 2016.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means California, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent (i) any such property is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) any such property constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of sixty five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.

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“Collateral State” means the state or states where the Collateral is located, which is California.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Draw or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Disclosure Letter” means the Disclosure Letter, dated as of the date hereof, delivered by Borrower to Bank, in connection with this Agreement, which may be updated from time to time with Bank’s prior written consent.

“Draw” or “Draws” has the meaning set forth in Section 2.1(b)(ii).

“Draw A” has the meaning set forth in Section 2.1(b)(i).

“Draw B” has the meaning set forth in Section 2.1(b)(ii).

“Draw B Period” is the period commencing on August 1, 2015 and ending on the earlier of December 31, 2015 or an Event of Default.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Existing Indebtedness” is the indebtedness of Borrower to Silicon Valley Bank in the aggregate principal outstanding amount as of the Effective Date of approximately Ten Million Dollars ($10,000,000.00) pursuant to that certain Loan and Security Agreement, dated August 15, 2012, entered into by and among Oxford Finance LLC and Silicon Valley Bank and Borrower, as amended, restated, modified or otherwise supplemented from time to time.

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“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)	Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended, restated, modified, supplemented or extended from time to time.

“Material Adverse Effect” means (i) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition

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(financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Maturity Date” means December 1, 2018.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise. Notwithstanding the foregoing, the term “Obligations” shall not include any of Borrower’s obligations under any warrants issued to Bank.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Acquisition” means a transaction, approved by Borrower’s board of directors in which Borrower or any Subsidiary acquires all or substantially all of the assets or equity interests (by purchase, merger or otherwise) of another Person or division of another Person so long as (A) Borrower notifies Bank at least thirty (30) days in advance of entering into such transaction, which notice shall include a reasonably detailed description of such transaction; (B) Borrower and any other surviving legal entity shall be in compliance with Section 6.10 hereof in regard to any new Subsidiary that results from such transaction; (C) no additional Indebtedness or liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Borrower and the target of such transaction after giving effect to such transaction, except (x) Permitted Indebtedness, (y) unsecured Subordinated Debt with respect to which no payments are permitted until the latter of the Maturity Date or indefeasible payment in full in cash of the Obligations and (z) Permitted Liens; (D) the sum of all cash consideration (including earn-outs or deferred payments of consideration) paid by Borrower in connection with such transaction shall not exceed Five Million Dollars ($5,000,000.00); (E) Borrower shall maintain, immediately after giving effect to such transaction, cash and cash equivalents in an amount of at least the outstanding principal amount outstanding under the Draws; (F) Bank has received evidence, in form and substance satisfactory to it that Borrower has sufficient cash on hand to pay its projected expenses and all debt service when due for a period of twelve (12) months after the consummation of such transaction; (G) Borrower shall be in pro forma compliance with the provisions of Section 6.7 hereof after giving effect to such transaction; (H) no Event of Default shall have occurred and be continuing, or would occur immediately after giving effect to such transaction; and (I) such transaction does not result in a Change in Control.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule to the Disclosure Letter;

(c)	Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

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(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	unsecured Indebtedness incurred in respect of corporate credit cards in the ordinary course of business in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00);

(g)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(h)	Indebtedness with respect to surety, indemnity or appeal bonds and similar obligations in the ordinary course of business;

(i)	all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement entered into in the ordinary course of business designed to protect Borrower against fluctuation in interest rates, currency exchange rates or commodity prices in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(j)	customer deposits and advance payments received in the ordinary course of business;

(k)	reimbursement obligations in respect of letters of credit and bank guarantees obtained in the ordinary course of business in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(l)	Contingent Obligations in respect of any Permitted Indebtedness in the ordinary course of business;

(m)	Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(n)	other Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in aggregate principal amount at any one time outstanding.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule to the Disclosure Letter;

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, (iv) Bank’s money market accounts, and (v) any other Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Borrower’s Board of Directors.

(c)	Investments accepted in connection with Permitted Transfers, Investments permitted by Section 7.3 hereof and Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 hereof;

(d)	Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year;

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(e)	Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(h)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(i)	Investments consisting of deposit accounts maintained in accordance with Section 6.6 hereof;

(j)	Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year; and

(k)	other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) at any time.

“Permitted Exclusive Licenses” means exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries, provided that (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Bank and delivers to Bank copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof; (iv) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (v) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a deposit account that is governed by a control agreement or maintained at Bank.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule to the Disclosure Letter (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)	Liens not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

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(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)	Leases or subleases, non-exclusive licenses or Permitted Exclusive Licenses, in each case, in the ordinary course of Borrower’s or a Subsidiary’s business;

(f)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(g)	pledges or deposits in the ordinary course of business in connection with real property leases, workers’ compensation, unemployment insurance and other social security legislation;

(h)	Liens on cash deposits held in deposit accounts (which deposit accounts are used exclusively for such cash deposits) to secure letters of credit issued on behalf of Borrower or its Subsidiaries in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00);

(i)	Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(j)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments); and

(k)	Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts in accordance with Section 6.6.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)	cash payments to trade creditors and payment of other business expenses (including business development and licensing transactions) in the ordinary course of business;

(d)	Transfers that constitute Permitted Liens or Permitted Investments;

(e)	Transfers from a Subsidiary to Borrower;

(f)	Worn-out or obsolete Equipment; or

(g)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000.00) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

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“Prime Rate” means the greater of three and one quarter percent (3.25%) per year, or the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of Borrower.

“Schedule” means the schedule of exceptions attached to the Disclosure Letter and approved by Bank, if any, which may be updated from time to time with Bank’s prior written consent.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

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DEBTOR	CAREDX, INC.

SECURED PARTY:	EAST WEST BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include (i) any Intellectual Property); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”); (ii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Bank hereunder and become part of the Collateral; (iii) intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent that granting of a security interest in such intent-to-use trademarks would be contrary to applicable law, or (iv) any property subject to a Lien described in clause (c) of the definition of Permitted Liens in which the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of January 30, 2015, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS Noon, P.S.T.

To: FAX #: (408) 588-9688	DATE:	TIME:

FROM:	CAREDX, INC. Borrower’s Name	TELEPHONE REQUEST (For Bank Use Only):

FROM:	Authorized Signer’s Name	The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.

FROM:	Authorized Signature (Borrower)	Authorized Request & Phone #

PHONE #:		Received by (Bank) & Phone #

FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
		Comp. Status:	YES	NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Loan Advance/Paydown Request Form; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

* IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)	YES	NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS		Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.
*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type		US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Amount	$

EXHIBIT D

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	East West Bank 2350 Mission College Blvd., Suite 988 Santa Clara, CA 95054 Fax: (408) 588-9688
FROM: CAREDX, INC.

The undersigned authorized Officer of CAREDX, INC. (“Borrower”), hereby certifies in his or her capacity as an officer of Borrower, and not in any individual capacity that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, restated, modified or otherwise supplemented, the “Agreement”), (i) Borrower is in complete compliance for the period ending                              with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof (provided, that those representations and warranties expressly referring to another date are true and correct in all material respects as of such date). Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and with respect to unaudited financial statements, for the absence of footnotes and subject to year-end adjustments.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Monthly F/S	Monthly, within 30 days	YES	NO
Compliance Certificate	Monthly, within 30 days	YES	NO
Transparency and Payment Reports	Monthly, within 30 days	YES	NO
A/R & A/P Agings	Monthly, within 30 days	YES	NO
Annual Business Plan (incl. operating budget)	30 days after FYE or within 7 days of board approval; any revisions during year within 7 days of board approval	YES	NO
Audit	Semi-annual	YES	NO
IP Report	Quarterly	YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO

8-K and other filings	When due	YES	NO

Total amount of Borrower’s cash and	Amount: $	YES	NO
investments
Total amount of Borrower’s cash and	Amount: $	YES	NO
investments maintained with Bank

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
Performance to Plan - Revenues	Measured on a trailing six (6) month basis for the prior six (6) months most recently ended, net product revenues of at least eighty percent (80%) of the projections		YES	NO

Performance to Plan - Expenses	Measured on a trailing six (6) month basis for the prior six (6) months most recently ended, expenses not exceeding twenty percent (20%) of the projections	YES	NO

Please Enter Below Comments Regarding Violations and Exceptions to Representations and Warranties:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

Authorized Signer

Name:

Title:

EXHIBIT E

DISBURSEMENT LETTER

                    , 20

The undersigned, being the duly elected and acting                              of CAREDX, INC., a Delaware corporation (“Borrower”), does hereby certify to EAST WEST BANK (“Bank”) in connection with that certain Loan and Security Agreement dated as of January     , 2015, by and between Borrower and Bank (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2. No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied or waived by Bank.

5. No Material Adverse Change has occurred.

6. The undersigned is a Responsible Officer.

[Balance of Page Intentionally Left Blank]

7. The proceeds of Draw A shall be disbursed as follows:

Disbursement
Loan Amount:		$16,000,000.00
Less:
—Facility Fee		($160,000.00)
—Bank’s Legal Fees (Cooley LLP)	($		)
Net Proceeds of Draw A	$

8. The Bank’s Legal Fees (Cooley LLP) shall be remitted as follows:

Bank Name:	Wells Fargo Bank
Account Number:	4129155206
ABA Number:	121000248
Swift Number	WFBIUS6S
Reference:	300614-149

9. The net proceeds of Draw A shall be credited to Borrower’s account at East West Bank.

[Balance of Page Intentionally Left Blank]

Dated as of the date first set forth above.

CAREDX, INC.

By:
Name:
Title:

EAST WEST BANK

By:
Name:
Title:

[Signature Page to Disbursement Letter]

CORPORATE BORROWING CERTIFICATE

BORROWER: CareDx, Inc.	DATE: January , 2015

BANK:             East West Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
☐
☐
☐
☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from East West Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets other than intellectual property.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Issue Warrants. Issue warrants for Borrower’s capital stock.

1

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

    RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

CAREDX, INC.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                              of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

                [print title]

By:
Name:
Title:

2

EAST WEST BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Draw)

Name(s): CAREDX, INC.	Date: January , 2015

$16,000,000.00	credited to deposit account No. when the Term Loan is requested or disbursed to Borrower by cashiers check or wire transfer

Amounts paid to others on your behalf:
$160,000.00	to East West Bank for Loan Fee
$	to East West Bank for Document Fee
$	to East West Bank for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses
$	to
$	to
$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for East West Bank to disburse the loan proceeds as stated above.

Signature	Signature

3

EAST WEST BANK
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC

To: East West Bank
Re: Loan #

You are hereby authorized and instructed to charge account No.                          in the name of CAREDX, INC. for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒ Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.
This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date
January , 2015
January , 2015

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

2

DEBTOR	CAREDX, INC.

SECURED PARTY:	EAST WEST BANK

EXHIBIT A to UCC Financing Statement

COLLATERAL DESCRIPTION ATTACHMENT TO UCC NATIONAL FINANCING FORM

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include (i) any Intellectual Property; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”); (ii) any license or contract, in each case if the granting of a Lien in such license or contract is prohibited by or would constitute a default under the agreement governing such license or contract (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Division 9 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such license or contract, as applicable, shall automatically be subject to the security interest granted in favor of Secured Party hereunder and become part of the Collateral; (iii) intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, but only to the extent that granting of a security interest in such intent-to-use trademarks would be contrary to applicable law, or (iv) any property subject to a Lien described in clause (c) of the definition of Permitted Liens in which the granting of a security interest therein is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of January 30, 2015, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.